Exhibit 23.2





                 CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Micrion Corporation:

We consent to incorporation by reference in this Registration Statement on Form S-3 of Micrion Corporation of our report dated
July 28, 1995, relating to the consolidated balance sheets of Micrion Corporation and subsidiaries as of June 30, 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three year period ended June 30, 1995, which reports appear in the Annual
Report on Form 10-KSB of Micrion Corporation, and to the reference to our firm under the heading "Experts" in the Registration Statement.

                                   KPMG Peat Marwick LLP


Boston, Massachusetts
May 22, 1996